PROSPECTUS SUPPLEMENT DATED MAY 24, 2002        FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED MAY 6, 2002                 REGISTRATION NO. 333-72748
                                                CUSIP NO. 007973 AC4


                        ADVANCED ENERGY INDUSTRIES, INC.
                                  $125,000,000

         5.00% CONVERTIBLE SUBORDINATED NOTES DUE SEPTEMBER 1, 2006 AND
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

         This prospectus supplement supplements information contained in the prospectus dated May 6, 2002 relating to the potential sale from time to time of up to $125,00,000 aggregate amount of notes and the common stock into which the notes are convertible. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

         The following table supplements the information set forth in the prospectus under the caption "Selling Security Holders" with respect to the selling holders and the respective principal amounts of notes beneficially owned by the selling holders that may be offered pursuant to the prospectus, as amended or supplemented:


                                   AGGREGATE
                                   PRINCIPAL
                                   AMOUNT OF
                                     NOTES               PERCENTAGE          NUMBER
                                  BENEFICIALLY               OF           OF SHARES OF
                                   OWNED AND                NOTES         COMMON STOCK
NAME                                OFFERED              OUTSTANDING         OFFERED
-----                             ------------           -----------      ------------
Fidelity Advisors Series VII:
  Fidelity Advisor Electronics
  Fund (5)
                                     570,000                   *               19,111


(5) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.


         The line item "RAM Trading Ltd......6,400,000, 5.1, 214,584" contained in the table set forth in the prospectus under the caption "Selling Securityholders" shall be deleted in its entirety and replaced with the following:


RAM Trading Ltd..........     9,900,000           7.9               331,936

         None of the above selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or has had any material relationship with us within the past three years.